Exhibit 10.4

ENERGY PROJECT COOPERATIVE AGREEMENT

By and among

Canton Regional Energy Special Improvement District, INC.;

HOF VILLAGE STADIUM, LLC;

SPH CANTON ST, LLC; and

CITY OF CANTON, OHIO

Dated as of June 29, 2022

BRICKER & ECKLER LLP

ENERGY PROJECT COOPERATIVE AGREEMENT

THIS ENERGY PROJECT COOPERATIVE AGREEMENT (the “Agreement”) is made and entered into as of June 29, 2022 (the “Closing Date”), between the CANTON REGIONAL ENERGY SPECIAL IMPROVEMENT DISTRICT, INC., a nonprofit corporation and special improvement district duly organized and validly existing under the laws of the State of Ohio (the “State”) (the “ESID”), HOF VILLAGE STADIUM, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Lessee”), SPH CANTON ST, LLC, a limited liability company duly organized and validly existing under the laws of the State of Georgia (the “Investor”), and the CITY OF CANTON, OHIO, a political subdivision duly organized and validly existing under the constitution and laws of the State (the “City”; the City, the ESID, the Lessee, and the Investor, each together with its respective successors and assigns, herein collectively the “Parties,” and each, a “Party”) (the capitalized terms used in this Agreement and not defined in the preamble and recitals have the meanings stated in Exhibit A to this Agreement):

A. The ESID was created under Ohio Revised Code Chapters 1702 and 1710 and established pursuant to Resolution No. 112/2020 of the City Council of the City of Canton, Ohio, approved on June 15, 2020. Pursuant to the same action, the Canton Regional Energy Special Improvement District Project Plan (as amended and supplemented from time to time, the “Plan”) was adopted as a plan for public improvements and public services under Ohio Revised Code Section 1710.02(F).

B. The ESID is an energy special improvement district and nonprofit corporation duly organized and validly existing under the laws of the State of Ohio to further the public purpose of implementing special energy improvement projects pursuant to the authority in Ohio Revised Code Chapter 1710 and Article VIII, Section 2o of the Ohio Constitution.

C. The Property was created and/or conveyed to the Stark County Port Authority, an Ohio port authority and political subdivision, (the “Port” or “Port Authority”) by the Property Deed and the Port Authority, as the owner of 100% of the fee simple interest of the Property, leases the Property, including the stadium commonly referred to as the Tom Benson Hall of Fame Stadium (“Stadium”), to the Lessee pursuant to the Project Lease recorded on March 11, 2016 in the records of the Stark County Recorder as Instrument Number 201603110009307 (as supplemented and amended from time to time, the “Project Lease”).Under the Project Lease, Lessee is entitled to improve and operate the Stadium on the Property and is obligated to pay all real property taxes, payments in lieu of taxes, and special assessments due with respect to the Property.

D. On June 27, 2022, by its Ordinance No. 148/2022, the City Council of the City (the “City Council”) approved the Petition for Special Assessments for Special Energy Improvement Projects (the “Petition”) submitted to the City by the Port and the Lessee, together with the Canton Regional Energy Special Improvement District Project Plan Supplement to Plan for HOFV Stadium Project.

E. Pursuant to the Plan, the ESID, among other services, shall assist property owners, whether private or public, who own real property within participating political subdivisions to obtain financing for special energy improvement projects.

G. In order to obtain financing for special energy improvement projects and to create special assessment revenues available to pay and repay the costs of special energy improvement projects, the Petition requested that the City Council levy Special Assessments against the Property as more fully described in the Plan and in the Petition, which is incorporated herein by this reference.

H. The Parties each have determined that the most efficient and effective way to implement the financing, acquisition, installation, equipment, and improvement of energy special improvement projects and to further the public purposes set forth above is through this Agreement, pursuant to the Special Assessment Act and on the terms set forth in this Agreement, with (i) the Investor providing the Project Advance to finance the costs of the special energy improvement projects described in the Plan, (ii) the ESID and the Lessee cooperating to acquire, install, equip and improve special energy improvement projects, (iii) the Lessee agreeing to make Special Assessment payments in an aggregate amount that will provide revenues sufficient to pay or repay the permitted costs of the special energy improvement projects, (iv) the City agreeing to assign and transfer all Special Assessment payments actually received by the City to the Investor to repay the Project Advance; and (v) the ESID agreeing to assign, transfer, and set over to the Investor any of its right, title, or interest in and to the Special Assessments which it may have by operation of law, this Agreement, or otherwise; provided that a portion of the Special Assessments may be retained by, or be payable to, the City or the ESID, all pursuant to and in accordance with this Agreement.

I. Each of the Parties acknowledges that it, together with its counsel, has received and had an opportunity to review copies of the Property Deed and the Ground Lease, Project Lease, REA and Use Agreement and TIF Declaration, all referred to therein, acknowledges and agrees that the Property is and will remain subject to the terms and conditions of each of those instruments and agreements and to the OFCC Use Interest (as defined in the Property Deed and to the extent then in effect), and that the rights and remedies of the Parties under this Agreement are subject to the terms and conditions of each of those instruments and may be limited thereby.

J. The Parties each have full right and lawful authority to enter into this Agreement and to perform and observe its provisions on their respective parts to be performed and observed, and have determined to enter into this Agreement to set forth their respective rights, duties, responsibilities, obligations, and contributions with respect to the implementation of special energy improvement projects within the ESID.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows; provided, that any obligation of the ESID created by or arising out of this Agreement never shall constitute a general obligation, bonded indebtedness, or a pledge of the general credit of the ESID, or give rise to any pecuniary liability of the ESID, but any such obligation shall be payable solely from the Special Assessments actually received by the ESID, if any; and provided, further, that any obligation of the City created by or arising out of this Agreement never shall constitute a general obligation, bonded indebtedness, or a pledge of the general credit of the City, or give rise to any pecuniary liability of the City, but any such obligation shall be payable solely from the Special Assessments actually received by the City, if any:

ARTICLE I: DEFINITIONS

Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, words and terms used in this Agreement shall have the meanings set forth in Exhibit A to this Agreement unless the context or use clearly indicates another meaning or intent. Definitions shall apply equally to both the singular and plural forms of any of the words and terms. Words of any gender include the correlative words of the other gender, unless the sense indicates otherwise.

Section 1.2. Interpretation. Any reference in this Agreement to the ESID, the ESID Board, the Lessee, the City, the City Council, the Investor, or to any member or officer of any of the foregoing, includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a section or provision of the Constitution of the State or the Special Assessment Act, or to a section, provision or chapter of the Ohio Revised Code or any other legislation or to any statute of the United States of America, includes that section, provision, or chapter as amended, modified, revised, supplemented, or superseded from time to time; provided, however, that no amendment, modification, revision, supplement, or superseding section, provision, or chapter shall be applicable solely by reason of this provision if it constitutes in any way an impairment of the rights or obligations of the Parties under this Agreement.

Section 1.3. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit, or describe the scope or intent of any of this Agreement’s Articles, Sections, subsections, paragraphs, subparagraphs or clauses.

Article II: COOPERATIVE ARRANGEMENTS; ASSIGNMENT OF SPECIAL ASSESSMENTS

Section 2.1. Agreement Between the City, the ESID, and the Investor. The Lessee and the ESID have requested the assistance of the Investor and the City in the financing and/or refinancing of special energy improvement projects within the ESID. For the reasons set forth in this Agreement’s Recitals—which Recitals are incorporated into this Agreement by this reference as a statement of the public purposes of this Agreement and the intended arrangements among the Parties—the City and the ESID have requested the assistance and cooperation of the Investor in the collection and payment of Special Assessments in accordance with this Agreement. The Parties intend this Agreement to be, and it shall be, an agreement among the Parties to cooperate in the financing, acquisition, installation, equipment, and improvement of “special energy improvement projects,” pursuant to Ohio Revised Code Chapter 1710, and as that term is defined in Ohio Revised Code Section 1710.01(I). The Parties intend this Agreement’s provisions to be, and they shall be construed as, agreements to take effective cooperative action and to safeguard the Parties’ interests.

Upon the considerations stated above and upon and subject to the terms and conditions of this Agreement, the Investor, on behalf of the Parties, shall make the Project Advance available to the Lessee to pay the costs of the Project. The City and the ESID shall assign, transfer, set over, and pay the Special Assessments actually received by the City or the ESID, respectively, to the Investor, to pay the costs of the Project at the times and in the manner provided in this Agreement; provided, however, that the City, the ESID, and the Investor intend that the City shall receive all Special Assessments from the County Treasurer and shall transfer, set over, and pay all Special Assessments received from the County Treasurer directly to the Investor. The City, the ESID, and the Investor further intend and agree that the Investor shall pay to the ESID, out of the Special Assessments received by the Investor, a semi-annual fee of $6,541.86 for the ESID’s administrative expenses; provided, however, that if the amount of Special Assessments received by the Investor in any year are insufficient to pay the principal of, and interest on the Project Advance due in that year and the semi-annual fee of $6,541.86 due to the ESID, the Special Assessments received shall first be applied to the payment of interest on the Project Advance, then to the repayment of the principal of the Project Advance, and then to the payment of the semi-annual fee due to the ESID.

Notwithstanding anything in this Agreement to the contrary, any obligations of the City under this Agreement, including the obligation to transfer the Special Assessments received by the City to the Investor, shall be a special obligation of the City and shall be required to be made only from Special Assessments actually received by or on behalf of the City, if any. The City’s obligations under this Agreement are not and shall not be secured by an obligation or pledge of any moneys raised by taxation. The City’s obligations under this Agreement do not and shall not represent or constitute a debt or pledge of the City’s faith and credit or taxing power, and the ESID, the Lessee, and the Investor do not have and shall not have any right to have taxes levied by the City for the transfer of the Special Assessments.

Section 2.2. Special Assessments; City Transfer of Special Assessments.

(a)	The Special Assessment Proceedings. The City has taken all necessary actions required by the Special Assessment Act to levy and collect the Special Assessments on the Property.

Pursuant to Ohio Revised Code Section 727.33, the City has certified the Special Assessments to the County Auditor for collection, and the County Auditor shall collect the unpaid Special Assessments with and in the same manner as other real property taxes and pay the amount collected to the City. The Parties intend that the County Auditor and the County Treasurer shall have the duty to collect the Special Assessments through enforcement proceedings in accordance with applicable law.

(b)	Collection of Delinquent Special Assessments. The ESID and the Investor are hereby authorized to take any and all actions as assignees of and, to the extent required by law, in the name of, for, and on behalf of, the City to collect delinquent Special Assessments levied by the City pursuant to the Special Assessment Act and to cause the lien securing the delinquent Special Assessments to be enforced through prompt and timely foreclosure proceedings, including, but not necessarily limited to, filing and prosecution of mandamus or other appropriate proceedings to induce the County Prosecutor, the County Auditor, and the County Treasurer, as necessary, to institute such prompt and timely foreclosure proceedings. The proceeds of the enforcement of any such lien shall be deposited and used in accordance with this Agreement.

(c)	Prepayment of Special Assessments. The Parties agree that the Special Assessments assessed against the Property and payable to the City pursuant to the Special Assessment Act may be prepaid to the Investor by the Lessee in accordance with Section 4.7 of this Agreement. Except as set forth in this Section 2.2(c) and Section 4.7 of this Agreement, the Lessee shall not prepay any Special Assessments. Notwithstanding the foregoing, if the Lessee attempts to cause a prepayment of the Special Assessments by paying to the County Treasurer any amount as a full or partial prepayment of Special Assessments, and if the City shall have knowledge of the same, the City shall notify the Investor, and, unless provided the express written consent of the Investor, the City shall not cause any reduction in the amount of Special Assessments. Except as specifically provided in this Agreement to the contrary, no other action pursuant to any provision of this Agreement shall abate in any way the payment of the Special Assessments by the Lessees of the Property or the transfer of the Special Assessments by the City to the Investor.

(d)	Reduction of Special Assessments. The Parties agree that the Special Assessments may be subject to reduction, but only upon the express written consent or instruction of the Investor, such written consent or instruction to be provided by Investor at its discretion to the City within twenty (20) days of the receipt of notice to Investor of any prepayment by Lessee as set forth in this Agreement, and in the event Investor does not provide such consent or instruction within such twenty (20) day period, Investor shall be deemed to have not consented to or instructed such reduction until such time Investor shall so consent or instruct. If the Lessee causes the Special Assessments to be prepaid in accordance with Sections 2.2(c) and 4.7 of this Agreement, upon the City’s receipt of the Investor’s express written consent or instruction, the City shall certify to the County Auditor, using reasonable best efforts, prior to the last date in the then-current tax year on which political subdivisions may certify special assessments to the County Auditor, a reduction in the amount of Special Assessments collected such that, following such reduction, the amount of Special Assessments remaining to be paid shall be equal to the amounts necessary to pay, as and when due, the remaining outstanding principal of the Project Advance, together with interest at the annual rate of 6.0%, and a $6,541.86 semi-annual administrative fee to the ESID. The Parties acknowledge and agree that County Auditor may calculate, charge, and collect a collection fee on each annual installment of the Special Assessments in an amount to be calculated, charged, and collected by the County Auditor pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties. Notwithstanding anything in this Agreement to the contrary, the City shall not cause any reduction in the amount of Special Assessments without the prior written consent or instruction of the Investor.

(e)	Assignment of Special Assessments. The City agrees that it shall establish its funds for the collection of the Special Assessments as separate funds or sub-funds maintained or organized on the City’s books and records and to be held in the custody of a bank with which the City maintains a depository relationship. The City hereby assigns to the Investor all of its right, title and interest in and to: (i) the Special Assessments received by the City under this Agreement, (ii) the City’s special assessment funds or sub-funds established or organized for the Project, and (iii) any other property received or to be received by the City under this Agreement. The City further shall transfer, set over, and pay the Special Assessments and Delinquency Amounts to the Investor in accordance with this Agreement. The ESID acknowledges and consents to the City’s assignment of the Special Assessments to the Investor. The Parties agree that each of the City, the ESID, and the Investor, as assignee of the Special Assessments, is authorized to take any and all actions, whether at law, or in equity, to collect delinquent Special Assessments levied by the City pursuant to law and to cause the lien securing any delinquent Special Assessments to be enforced through prompt and timely foreclosure proceedings, including, but not necessarily limited to, filing and prosecution of mandamus or other appropriate proceedings to induce the County Prosecutor, the County Auditor, and the County Treasurer, as necessary, to institute such prompt and timely foreclosure proceedings.

(f)	Transfer of Special Assessments. The parties anticipate that semi-annual installments of the Special Assessments and Delinquency Amounts will be paid to the City by the County Auditor and the County Treasurer in accordance with Ohio Revised Code Chapters 319, 321, 323, and 727, which, without limiting the generality of the foregoing, contemplates that the County Auditor and County Treasurer will pay the Special Assessments and Delinquency Amounts to the City on or before June 1 and December 1 of each year. Immediately upon receipt of any moneys received by the City as Special Assessments and Delinquency Amounts, but in any event not later than 21 calendar days after the receipt of such moneys and the corresponding final settlement from the County Auditor, the City shall deliver to the Investor all such moneys received by the City as Special Assessments and Delinquency Amounts by ACH or check as determined in the sole discretion of the City. The Investor shall provide the City with account and payment information in the form of Exhibit I on the Closing Date. The Investor may from time to time provide updated written account and payment information in the form of Exhibit I to the City for the payment of Special Assessments and Delinquency Amounts, but the City shall maintain its right to send the special assessments by ACH or check in its sole discretion. If at any time during the term of this Agreement the County Auditor agrees, on behalf of the City, to disburse the Special Assessments and Delinquency Amounts directly to the Investor pursuant to instructions or procedures agreed upon by the County Auditor and the City, then, upon each transfer of an installment of the Special Assessments and Delinquency Amounts from the County Auditor to the Investor, the City shall be deemed to have satisfied all of its obligations under this Agreement to transfer that installment of the Special Assessments and Delinquency Amounts to the Investor.

(g)	Repayment of Project Advance. The Investor shall credit, on the dates shown on the Repayment Schedule (which is attached to, and incorporated into, this Agreement as Exhibit B), Special Assessments in the amounts shown on the Repayment Schedule to the payment of accrued interest on the Project Advance and to the repayment of the portion of the principal of the Project Advance scheduled to be repaid on such date. The Investor, on the dates shown on the Repayment Schedule, further shall pay to the ESID, after the payment of accrued interest on the Project Advance, the repayment of the portion of principal of the Project Advance scheduled to be repaid on such date, a semi-annual fee of $6,541.86 or such lesser amount as may be available from the Special Assessments on the applicable date after the payment of accrued interest on the Project Advance and the repayment of the portion of the principal of the Project Advance scheduled to be repaid on such date. The Parties acknowledge and agree that the County Auditor may calculate, charge, and collect a fee on each installment of the Special Assessments in an amount that the County Auditor deems necessary to defray the expense of collecting the Special Assessments pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties, and that such fee shall be paid to the County Auditor with the Special Assessments, and that the County Auditor will retain such fee.

Section 2.3. Obligations Unconditional; Place of Payments. The City’s obligation to transfer the Special Assessments and any Delinquency Amounts to the Investor under Section 2.2 of this Agreement shall be absolute and unconditional, and the City shall make such transfers without abatement, diminution, or deduction regardless of any cause or circumstance whatsoever, including, without limitation, any defense, set-off, recoupment, or counterclaim which the City may have or assert against the Investor, the ESID, or the Lessee; provided, however, that the City’s obligation to transfer the Special Assessments and any Delinquency Amounts is limited to the Special Assessments and any Delinquency Amounts actually received by or on behalf of the City, and nothing in this Agreement shall be construed to obligate the City to transfer or pledge, and the City shall not transfer or pledge any special assessments not related to the ESID.

Section 2.4. Appropriation by the City; No Further Obligations. Upon the Parties’ execution of this Agreement, all of the Special Assessments and any Delinquency Amounts received or to be received by the City shall be deemed to have been appropriated to pay the City’s obligation under this Agreement to pay to the Investor all Special Assessments and any Delinquency Amounts received by the City. During the years during which this Agreement is in effect, the City shall take such further actions as may be necessary or desirable in order to appropriate the transfer of the Special Assessments and any Delinquency Amounts actually received by the City in such amounts and at such times as will be sufficient to enable the City to satisfy its obligation under this Agreement to pay to the Investor all Special Assessments and any Delinquency Amounts received by the City; provided that the City shall not be responsible for the costs and expenses of any collection or enforcement actions, except to the extent of any Special Assessments and Delinquency Amounts actually received by the City; and provided further that nothing in this paragraph shall be construed as a waiver of the City’s right to be indemnified pursuant to Section 6.4 of this Agreement. The City has no obligation to use or apply to the payment of the Special Assessments and any Delinquency Amounts any funds or revenues from any source other than the moneys received by the City as Special Assessments and any Delinquency Amounts; provided, however, that nothing in this Agreement shall be deemed to prohibit the City from using, to the extent that it is authorized to do so, any other resources for the fulfillment of any of this Agreement’s terms, conditions, or obligations.

Section 2.5. Security for Advanced Funds. To secure the transfer of the Special Assessments and any Delinquency Amounts by the City to the Investor, and in accordance with the Special Assessment Act, the ESID hereby assigns, transfers, sets over, and shall pay all of its right, title, and interest in and to the Special Assessments related to the ESID actually received by or on behalf of the City to the Investor. The Lessee and the City agree and consent to that assignment.

Article III: REPRESENTATIONS, WARRANTIES, AND AGREEMENTS

Section 3.1. The City’s Representations and Warranties. The City represents and warrants that:

(a)	It is a political subdivision duly organized, and validly existing under the Constitution and applicable laws of the State.

(b)	It is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the City that would impair its ability to carry out its obligations contained in this Agreement.

(c)	It is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement. To the City’s knowledge, that execution, delivery and performance does not and will not violate or conflict with any provision of law applicable to the City and does not and will not conflict with or result in a default under any agreement or instrument to which the City is a party or by which it is bound.

(d)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and the City has taken all steps necessary to establish this Agreement and the City’s covenants and agreements within this Agreement, as valid and binding obligations of the City, enforceable in accordance with their terms.

(e)	There is no litigation pending, or to its knowledge threatened, against or by the City in which an unfavorable ruling or decision would materially adversely affect the City’s ability to carry out its obligations under this Agreement.

(f)	The assignment contained in Section 2.2(e) is a valid and binding obligation of the City with respect to the Special Assessments received by the City under this Agreement.

Section 3.2. The ESID’s Representations and Warranties. The ESID represents and warrants that:

(a)	It is a nonprofit corporation and special improvement district, duly organized, and validly existing under the Constitution and applicable laws of the State.

(b)	It is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the ESID that would impair its ability to carry out its obligations contained in this Agreement.

(c)	It is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement. To the ESID’s knowledge, that execution, delivery and performance does not and will not violate or conflict with any provision of law applicable to the ESID and does not and will not conflict with or result in a default under any agreement or instrument to which the ESID is a party or by which it is bound.

(d)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and the ESID has taken all steps necessary to establish this Agreement and the ESID’s covenants and agreements within this Agreement as valid and binding obligations of the ESID, enforceable in accordance with their terms.

(e)	There is no litigation pending, or to its knowledge threatened, against or by the ESID in which an unfavorable ruling or decision would materially adversely affect the ESID’s ability to carry out its obligations under this Agreement.

(f)	The assignment contained in Section 2.5 is a valid and binding obligation of the ESID with respect to the ESID’s right, title and interest in the Special Assessments under this Agreement.

Section 3.3. The Lessee’s Representations and Warranties. The Lessee represents and warrants that:

(a)	It is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Delaware. It has all requisite power to conduct its business as presently conducted and to own, or hold under lease, its assets and properties, and, is duly qualified to do business in all other jurisdictions in which it is required to be qualified, except where failure to be so qualified does not have a material adverse effect on it, and will remain so qualified and in full force and effect during the period during which Special Assessments shall be assessed, due, and payable.

(b)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and it has taken all steps necessary to establish this Agreement and its covenants and agreements within this Agreement as valid and binding obligations, enforceable in accordance with their terms

(c)	There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it, the Property, or the Project that, if adversely determined, would individually or in the aggregate materially impair its ability to perform any of its obligations under this Agreement, or materially adversely affect its financial condition (an “Action”), and during the term of this Agreement, the Lessee shall promptly notify the Investor of any Action commenced or to its knowledge threatened against it.

(d)	It is not in default under this Agreement, and no condition, the continuance in existence of which would constitute a default under this Agreement exists. It is not in default in the payment of any Special Assessments or under any agreement or instrument related to the Special Assessments which has not been waived or allowed.

(e)	Except for any financing of the Property and the lien related thereto that Lessee has previously disclosed in writing (including, without limitation, any Loan from a Lender), it has as of the date of this Agreement made no contract or arrangement of any kind, other than this Agreement, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on its Project, except inchoate statutory liens in favor of suppliers, contractors, architects, subcontractors, laborers or materialmen performing work or services or supplying materials in connection with the acquiring, installing, equipping and improving of its Project.

(f)	No representation or warranty made by it contained in this Agreement, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Investor or the ESID by it or on its behalf contained, as of the date thereof, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(g)	Since the date of the most recent financial statements of the Lessee provided to the Investor, there has been no material adverse change in the financial condition of the Lessee, nor has the Lessee mortgaged, pledged or granted a security interest in or encumbered the Property since such date, except as otherwise disclosed to the Investor in writing, and the financial statements which have been delivered to the Investor prior to the Closing Date are true, correct, and current in all material respects and fairly represent the respective financial conditions of the subjects of the financial statements as of the respective dates of the financial statements.

(h)	The Lessee has good and valid leasehold interest in the Property, subject only to existing liens, pledges, encumbrances, charges or other restrictions of record previously disclosed by the Lessee to the Investor in writing, liens for taxes not yet due and payable, and minor liens of an immaterial nature.

(i)	The Project complies in all material respects with all applicable zoning, planning, building, environmental and other regulations of each Governmental Authority having jurisdiction of the Project, and all necessary permits, licenses, consents and permissions necessary for the Project have been or will be obtained.

(j)	The plans and specifications for the Project are satisfactory to the Lessee, have been reviewed and approved by the general contractor for the Project, the tenants under any leases which require approval of the plans and specifications, the purchasers under any sales contracts which require approval of the plans and specifications, any architects for the Project, and, to the extent required by applicable law or any effective restrictive covenant, by all Governmental Authorities and the beneficiaries of any such covenants; all construction of the Project, if any, already performed on the Property has been performed on the Property in accordance with such approved plans and specifications and the restrictive covenants applicable to the plans and specifications; there are no structural defects in the Project or violations of any requirement of any Governmental Authorities with respect to the Project; the planned use of the Project complies with applicable zoning ordinances, regulations, and restrictive covenants affecting the Property as well as all environmental, ecological, landmark and other applicable laws and regulations; and all requirements for such use have been satisfied.

(k)	The Lessee has the Required Insurance Coverage and will maintain the Required Insurance Coverage at all times during the term of this Agreement, while any principal of or interest on the Project Advance remains outstanding, and while any Special Assessments remain to be paid. Any return of insurance premium or dividends based upon the Required Insurance Coverage shall be due and payable solely to the Lessee or its Lender pursuant to any agreements between the Lessee and its Lender, unless such premium shall have been paid by the Investor, in accordance with the distribution priority specified in Section 4.3.

(l)	[Reserved].

(m)	Each of the Property and the Project are, and at all times during the term of this Agreement, while any principal of or interest on the Project Advance remain outstanding, and while any Special Assessments remain to be paid, used solely for the commercial purposes disclosed by the Lessee to the Investor in writing.

(n)	[Reserved].

(o)	Each of the components of the Project is a qualified “special energy improvement project” pursuant to the definition of that term in Ohio Revised Code Section 1710.01(I).

(p)	Lessee is not insolvent, and the consummation of the financing described in this Agreement will not render Lessee insolvent.

(q)	At all times during the term of this Agreement, while any principal of or interest on the Project Advance remain outstanding, and while any Special Assessments remain to be paid, the Lessee shall comply in all respects with the Special Assessment Act, and shall take any and all action necessary to remain in compliance with the Special Assessment Act.

(r)	All statements set forth in this Section 3.3 are true and correct in all material respects.

Section 3.4. The Lessee’s Additional Agreements. The Lessee agrees that:

(a)	It shall not transfer or convey any right, title, or interest, in or to the Property and the Project, except after giving prompt notice of any such transfer or conveyance to the Investor; provided, however, that the foregoing restrictions shall not apply to the grant or conveyance of any leasehold interests, mortgage interest, or lien interest, except as may be otherwise provided in this Agreement. Before or simultaneous with any such transfer or conveyance, the Lessee shall (i) execute, cause the transferee or purchaser to execute, and deliver to the Investor, the City, and the ESID a fully executed “Assignment and Assumption of Energy Project Cooperative Agreement” in the form attached to, and incorporated into, this Agreement as Exhibit H; and (ii) pay all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel. The Parties acknowledge and agree that the Assignment and Assumption of Energy Project Cooperative Agreement includes the assignment and assumption of the Lessee Consent.

(b)	It shall pay when due all taxes, assessments, service payments in lieu of taxes, levies, claims and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Property, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on any portion of the Property. The Lessee shall furnish the Investor, upon reasonable request, with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Lessee under this Agreement. The Parties acknowledge and agree that the foregoing obligation is in addition to the Lessee’s obligation to pay the Special Assessments.

(c)	It shall not, without the prior written consent of the Investor, cause or agree to the imposition of any special assessments, other than the Special Assessments, on the Property for the purpose of paying the costs of “special energy improvement projects,” as that term is defined in Ohio Revised Code Section 1710.01(I), as amended and in effect at the time.

(d)	It shall promptly pay and discharge all undisputed claims for labor performed and material and services furnished in connection with the acquisition, installation, equipment, and improvement of the Project.

(e)	[Reserved].

(f)	It promptly shall notify the Investor of any material damage or destruction to the Project or the Property.

(g)	Promptly upon the Lessee filing its 8-K and/or 10-K reports, Lessee shall provide a copy to the Investor. In the event that Lessee is no longer obligated to file 8-K or 10-K reports, then the Lessee shall provide the Investor with quarterly unaudited financial statements within forty-five (45) days after the end of each calendar quarter and annual audited financial statements within ninety (90) days after the end of each fiscal year. The financial statements shall include the balance sheet, income statement, and statement of cash flows, or such other similar financial statements as the Investor, in its sole discretion, may determine.

(h)	Upon the reasonable request of the Investor, it shall take any actions and execute any further certificates, instruments, agreements, or documents as shall be reasonably necessary in connection with the performance of this Agreement and with the transactions, obligations, and undertakings contained in this Agreement.

(i)	It shall not cause the Property to be subdivided, platted, or otherwise separated into any additional parcels in the records of the County Auditor.

(j)	It does not and will not engage in operations that involve the generation, manufacture, refining, transportation, treatment, storage or handling of hazardous materials or hazardous wastes, as defined in applicable state law, or any other federal, state or local environmental laws or regulations, and neither the Property nor any other of its premises has been so used previously, in each case, except as previously disclosed in writing to the Investor. Notwithstanding the foregoing, Lessee may use commercially acceptable and lawful hazardous materials and substances used in connection with the ownership and operation of the Property of the same type and use as the Stadium. There are no underground storage tanks located on the Property. There is no past or present non-compliance with environmental laws, or with permits issued pursuant thereto, in connection with the Property, which has not been fully remediated in accordance with environmental laws. There is no environmental remediation required (or anticipated to be required) with respect to the Property. The Lessee does not know of, and has not received, any written or oral notice or other communication from any person (including but not limited to a governmental entity) relating to hazardous substances or remediation of hazardous substances, of possible liability of any person pursuant to any environmental law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with the foregoing.

Article IV: PROJECT ADVANCE; CONSTRUCTION OF PROJECT; REPAYMENT

Section 4.1. Project Advance. On the date of this Agreement, the Investor shall make the Project Advance in the amount of $33,387,843.50 of which $29,565,729.18 will be disbursed pursuant to the Disbursement Request Form described in Section 4.2, closing costs in the amount of $600,187.42 will be disbursed by the Investor in accordance with Section 4.2 and Exhibit E, and capitalized interest in the amount of $3,221,926.90 will be retained for the account of the Investor for further payment to itself and the ESID in accordance with this Agreement. Subject to the terms and conditions of this Agreement, upon the written direction of the Lessee, the Investor shall disburse amounts representing the Project Advance to the Lessee or the other parties named by the Lessee in order to pay or reimburse the costs of the Project.

If the amount of the Project Advance is insufficient to pay the costs of the Project, the Lessee nevertheless shall complete the Project as proposed in the petition and shall pay all additional costs of the Project from its own funds. The Lessee shall not be entitled to reimbursement for, or any increase in the amount of the Project Advance or Special Assessments as a result of, any additional costs of the Project exceeding the amount of the Project Advance. The Lessee shall not be entitled to any abatement, diminution, or postponement of Special Assessments because the costs of the Project exceed the amount of the Project Advance.

Section 4.2. Disbursements. In order to cause disbursement of amounts to pay or reimburse the costs of the Project on the Closing date, the Lessee has submitted the Disbursement Request Form (a form of which is attached to this Agreement as Exhibit C) to the Investor, which Disbursement Request Form in part, sets forth the payments or reimbursements requested, and is accompanied by the following, unless provided earlier:

(a)	Copies of all related receipts and invoices supporting the payment or reimbursement of the amount then requested;

(b)	As necessary, bank information for wiring the amounts requested for disbursement.

(c)	The written consent of all existing mortgage holders to the levying, Special Assessment, and collection of the Special Assessments, in the form attached to this Agreement as Exhibit F;

(d)	Evidence satisfactory to the Investor, that the City and the ESID have approved the Project;

(e)	The executed Lessee Consent;

(f)	Executed copies of this Agreement and any related certificates;

(g)	A list of authorized representatives on whose instructions and directions the Investor may rely until such time as an updated list has been provided, as set forth in Exhibit I, attached to this Agreement.

(h)	The executed certificate substantially in the form attached as Exhibit D to this Agreement.

(i)	Copies of all completion inspections and closed permits with respect to the Project.

By executing this Agreement, the Investor acknowledges that the above required items have been received and hereby approves the payment or reimbursements requested to be disbursed pursuant to the Disbursement Request Form. The Investor shall pay the Lessee or the recipients identified on the Disbursement Request Form, on the Closing Date, the amounts described on the Disbursement Request Form.

If at any time an Event of Default has occurred and is continuing under this Agreement, the Investor may disapprove any requests for disbursement until all Events of Default are cured and their effects are removed.

In addition, on the date of this Agreement, the Investor shall disburse to the parties stated on Exhibit E attached to, and incorporated into this Agreement the amounts stated as closing costs associated with the Project Advance. The amounts stated on Exhibit E shall not exceed $600,187.42, and if less than $600,187.42, the difference shall be paid to or at the direction of Lessee pursuant to the Disbursement Request Form.

Section 4.3. Casualties and Takings. The Lessee shall promptly notify the Investor if the Project is damaged or destroyed by fire, casualty, injury or any other cause (each such occurrence, a “Casualty”). Upon the occurrence of such Casualty, the Lessee’s Lender, if any, may elect, in accordance with the provisions of the applicable loan documents between the Lessee and Lessee's Lender, to restore the Property and the Project or to terminate the construction of the Project, and in either case, to direct the application of the insurance proceeds pursuant to the terms of Lessee’s Lender’s agreement with the Lessee, provided that if the insurance proceeds are not used to restore the Property and the Project, insurance proceeds will be distributed to the Lessee’s Lender and to the Investor in accordance with their insured interests, and any excess proceeds will be paid to the Lessee.

Upon the occurrence of a Casualty, if no Person is a Lender at the time of such Casualty, the insurance proceeds shall be applied to pay the costs of the restoration of the Project or to the repayment of the outstanding balance of the Special Assessments, and in which case the Investor shall remain obligated to continue to make disbursements of up to the total amount of the Project Advance in accordance with this Agreement.

In the event restoration of the Project or the Property is pursued, the Lessee shall immediately proceed with the restoration of the Project in accordance with the plans and specifications. If, in the Investor’s reasonable judgment, said insurance proceeds are insufficient to complete the restoration, the Lessee shall deposit with the Investor such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

In the event any part of the Property or the Project shall be taken for public purposes by condemnation as a result of any action or proceeding in eminent domain, or shall be transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain (a “Taking”), the Lessee’s Lender, if any, may elect, in accordance with the provisions of the applicable loan documents between Lessee and Lessee's Lender, not to restore the Property or the Project or to restore the Property or the Project, and in either case, to direct the application of the proceeds of the Taking pursuant to the terms of its agreements with the Lessee, provided that if the Takings proceeds are not used to restore the Property and the Project, Takings proceeds will be distributed to Lessee’s Lender and to the Investor in accordance with their insured interests, and any excess Takings proceeds will be paid to the Lessee. If the Lender determines not to restore the Property or the Project and release funds related thereto to the Lessee, the Investor’s obligation to continue to make disbursements under this Agreement shall be terminated. If the Lender determines to restore the Property and the Project, the Lessee shall immediately proceed with the restoration of the Project in accordance with the plans and specifications. If, in the Investor’s reasonable judgment, the Taking proceeds available to the Lessee and the Investor are insufficient to complete the restoration, the Lessee shall deposit with the Investor such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

In the event that no Person is a Lender at the time of such Taking, the Investor’s obligation to continue to make disbursements under this Agreement shall be terminated unless the Property and the Project can be replaced and restored in a manner which will enable the Project to be functionally and economically utilized and occupied as originally intended, as determined by Investor in its discretion. If the Property and the Project can be so restored, the Lessee shall immediately proceed with the restoration of the Project in accordance with the plans and specifications, and the Investor shall continue to release the funds for such purpose. If, in the Investor’s reasonable judgment, the Taking proceeds available to the Lessee and the Investor are insufficient to complete the restoration, the Lessee shall deposit with the Investor such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

Investor acknowledges that the use of proceeds from any Casualty or Taking are subject to the terms and conditions set forth in the Project Lease.

Section 4.4. Eligible Costs. The costs of the Project which are eligible for payment or reimbursement pursuant to this Agreement include the following:

(a)	costs incurred directly or indirectly for or in connection with the acquisition, installation, equipment, and improvement of the Project, including without limitation, costs incurred in respect of the Project for preliminary planning and studies; architectural, legal, engineering, surveying, accounting, consulting, supervisory and other services; labor, services and materials; and recording of documents and title work;

(b)	financial, legal, recording, title, accounting, and printing and engraving fees, charges and expenses, and all other fees, charges and expenses incurred in connection with the financing described in this Agreement;

(c)	premiums attributable to any surety and payment and performance bonds and insurance required to be taken out and maintained until the date on which each Project is final and complete;

(d)	taxes, assessments and other governmental charges in respect of the Project that may become due and payable until the date on which each Project is final and complete;

(e)	costs, including, without limitation, attorney’s fees, incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Project; and

(f)	any other incidental or necessary costs, expenses, fees and charges properly chargeable to the cost of the acquisition, installation, equipment, and improvement of the Project.

Section 4.5. Completion of Project; Inspection. The Lessee (a) in accordance with the approved plans and specifications for the Project, which plans and specifications shall not be materially revised without the prior written approval of the Investor, which approval shall not be unreasonably withheld, has acquired, installed, equipped, and improved the Project to be reimbursed by the Project Advance, (b) has paid all fees, costs and expenses incurred or payable by the Lessee in connection with that acquisition, installation, equipping, and improvement from funds made available therefor in accordance with this Agreement or otherwise, and (c) shall ask, demand, sue for, levy, recover and receive all those sums of money, debts and other demands whatsoever which may be due, owing and payable to the Lessee under the terms of any contract, order, receipt, writing or instruction in connection with the acquisition, installation, equipping, and improvement of the Project, and shall utilize commercially reasonable efforts to enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto. It is understood that the Property is owned by the Port and leased to the Lessee and any contracts made by the Lessee with respect to the Project or any work to be done by the Lessee on or with respect to the Project are made or done by the Lessee on its own behalf as construction manager for the Port and not as agent or contractor for the ESID.

The Lessee has provided the ESID, the City, and the Investor with evidence of the completion of the Project by a certificate in the form attached as Exhibit D to this Agreement, signed by the Lessee stating: (a) the Project has been substantially completed in accordance with the construction contract, and the Lessee has no unresolved complaints regarding the work; (b) that the Project has been completed in all material respects in accordance with the plans and specifications for the Project approved by the Investor; (c) that the Lessee has complied, and will continue to comply with all applicable statutes, regulations, and resolutions or ordinances in connection with the Property and the construction of the Project; (d) that the Lessee holds a valid leasehold interest in the Property; (e) that the general contractor for the project has not offered the Lessee any payment, refund, or any commission in return for completing Project; and (f) that all funds provided to the Lessee by the Investor for the Project have been used in accordance with this Agreement.

Section 4.6. Repayment. The Parties acknowledge that pursuant to this Agreement, the Project Advance is expected to be repaid by the Special Assessments. The Parties agree that the Special Assessments have been levied and certified to the County Auditor in the amounts necessary to amortize the Project Advance, together with interest at the annual rate of 6.0% and a $6,541.86 semi-annual administrative fee to the ESID over 50 semi-annual payments to be collected beginning approximately on January 31, 2024 and continuing through approximately July 31, 2048. The Parties further acknowledge that in addition to the amount of the Special Assessments and other related interest, fees, and penalties, the County Auditor may charge and collect a County Auditor collection fee on each annual installment of the Special Assessments in an amount to be calculated, charged, and collected by the County Auditor pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties. Interest shall accrue on the entire amount of the Project Advance from the Closing Date; provided, however, that a portion of the Project Advance may be used to pay interest accruing and due and payable on the Project Advance prior to the date on which the first installment of the Special Assessments is paid to the Investor by the City following its receipt thereof. The Lessee agrees to pay, as and when due, all Special Assessments with respect to its Property. The Parties acknowledge and agree that, pursuant to the laws of the State, the Special Assessments to be collected by the County Treasurer which as of the relevant date are not yet due and payable never shall be accelerated, and the lien of the Special Assessments never shall exceed the amount of Special Assessments which, as of the relevant date, are due and payable but remain unpaid.

Section 4.7. Prepayment. At any time prior to the second anniversary of the Closing Date, the Lessee may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 103% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time on or after the second anniversary and prior to the fifth anniversary of the Closing Date, the Lessee may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 102% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time on or after the fifth anniversary and prior to the tenth anniversary of the Closing Date, the Lessee may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 101% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time on or after the tenth anniversary of the Closing Date, the Lessee may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 100% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment.

Immediately upon any prepayment pursuant to this Section 4.7, the Investor shall notify the City of the prepayment, and the Lessee, the Investor, and the City shall cooperate to reduce the amount of Special Assessments to be collected by the County Auditor pursuant to Section 2.2(d) of this Agreement.

Section 4.8. Payment of Fees and Expenses. If an Event of Default on the part of the Lessee should occur under this Agreement such that the ESID, the Investor, or the City should incur expenses, including attorneys’ fees, in connection with the enforcement of this Agreement or the collection of sums due under this Agreement, the Lessee shall reimburse the ESID, the Investor, and the City, as applicable, for any reasonable out-of-pocket expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount of such expenses, together with interest on such amount from the date of demand for payment at an annual rate equal to the maximum rate allowable by law, shall constitute indebtedness under this Agreement, and the ESID, the Investor, and the City, as applicable, shall be entitled to seek the recovery of those expenses in such action except as limited by law or by judicial order or decision entered in such proceedings.

Section 4.9. Further Assurances. Section 4.10. Upon the request of the Investor, the Lessee shall take any actions and execute any further documents as the Investor deems necessary or appropriate to carry out the purposes of this Agreement.

Article V: EVENTS OF DEFAULT AND REMEDIES

Section 5.1. Events of Default. If any of the following shall occur, such occurrence shall be an “Event of Default” under this Agreement:

(a)	The Lessee shall fail to pay an installment of the Special Assessments when due, after taking into account all applicable extensions;

(b)	The City shall fail to transfer, or cause the transfer of, any of the Special Assessments to the Investor within the time specified in this Agreement;

(c)	Any Party is in material breach of its representations or warranties under this Agreement; provided, however, that upon the material breach of a Party’s representations or warranties under this Agreement, such Party shall have the right to cure such breach within five days of the receipt of notice, and, if so cured, such breach shall not constitute an Event of Default;

(d)	The ESID, the Lessee, or the City, shall fail to observe and perform any other agreement, term, or condition contained in this Agreement, and the continuation of such failure for a period of 30 days after written notice of such failure shall have been given to the ESID, the Lessee, or the City, as applicable, by any other Party to this Agreement, or for such longer period to which the notifying Party may agree in writing; provided, however, that if the failure is other than the payment of money, and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the ESID, an Lessee, or the City, as applicable, institutes curative action within the applicable period and diligently pursues that action to completion;

(e)	The Lessee abandons the Property or the Project;

(f)	The Lessee commits waste upon the Property or the Project; or

(g)	The Lessee becomes bankrupt or insolvent or files or has filed against it (and such action is not stayed or dismissed within 90 days) a petition in bankruptcy or for reorganization or arrangement or other relief under the bankruptcy laws or any similar state law or makes a general assignment for the benefit of creditors.

The declaration of an Event of Default above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Promptly upon any non-defaulting Party becoming aware that an Event of Default has occurred, such Party shall deliver notice of such Event of Default to each other Party under this Agreement in accordance with the notice procedures described in Section 6.5 of this Agreement.

Section 5.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

(a)	Upon an Event of Default described in Section 5.1(a) only, the Investor shall become entitled to receive any Delinquency Amounts actually received by the City.

(b)	The ESID, the Investor, and the City, together or separately, may pursue all remedies now or later existing at law or in equity to collect all amounts due and to become due under this Agreement or to enforce the performance and observance of any other obligation or agreement of any of the Parties, as applicable, under this Agreement, including enforcement under Ohio Revised Code Chapter 2731 of duties resulting from an office, trust, or station upon the ESID or the City, provided that, Parties may only pursue such remedies against the Party responsible for the particular Event of Default in question; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Lessee except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default.

(c)	Any Party may pursue any other remedy which it may have, whether at law, in equity, or otherwise, provided that, Parties may only pursue such remedies against the Party responsible for the particular Event of Default in question; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Lessee except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default.

Notwithstanding the foregoing, each of the ESID and the City shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to it at no cost or expense.

Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Parties by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or later existing at law, in equity or by statute; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Lessee except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default. It is further provided that any remedy against the City is limited to the filing and prosecution of mandamus or other appropriate proceedings to induce the City to perform its obligations under this Agreement, including enforcement under Ohio Revised Code Chapter 2731 of duties resulting from an office, trust, or station upon the City. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power nor shall be construed to be a waiver, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Parties to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made in this Agreement.

Section 5.4. No Waiver. No failure by a Party to insist upon the strict performance by the other Parties of any provision of this Agreement shall constitute a waiver of such Party’s right to strict performance; and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Parties to observe or comply with any provision of this Agreement.

Section 5.5. Notice of Default. Any Party to this Agreement shall notify every other Party to this Agreement immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

Section 5.6. Right of Port and/or Lender to Cure Events of Default. Notwithstanding anything contained in this Agreement to the contrary, if an Event of Default occurs, then the Investor shall provide the Port and any Lender with a copy of any written notice of the Event of Default sent to the Lessee contemporaneously with the giving of such notice to the Lessee, and if such default is curable, shall permit the Port and/or any Lender the option (but not the obligation) to cure the default within the time period, if any, specified for cure under this Agreement; provided, however that the Port and any Lender shall have 30 additional days beyond the time period, if any, specified for cure in this Agreement within which to effect a cure of such default, or if such default cannot reasonably be cured within such 30 day period, such additional time as either the Port or the Lender reasonably requires provided that the Port or the Lender requesting such additional time has commenced efforts to cure such default and is diligently pursuing such cure, and provided further that such additional time shall not be longer than 90 days.

Article VI: MISCELLANEOUS

Section 6.1. Lessee Waivers. The Lessee acknowledges that the process for the imposition of special assessments provides the owner of property subject to such special assessments with certain rights, including rights to: receive notices of proceedings; object to the imposition of the special assessments; claim damages; participate in hearings; take appeals from proceedings imposing special assessments; participate in and prosecute court proceedings, as well as other rights under law, including but not limited to those provided for or specified in the United States Constitution, the Ohio Constitution, Ohio Revised Code Chapter 727 and the resolutions or ordinances in effect in the City (collectively, “Assessment Rights”). The Lessee irrevocably waives all Assessment Rights as to its Project and consents to the imposition of the Special Assessments as to its Project immediately or at such time as the ESID determines to be appropriate, and the Lessee expressly requests the entities involved with the special assessment process to promptly proceed with the imposition of the Special Assessments upon its Property as to its Project. The Lessee further waives in connection with the Project: any and all questions as to the constitutionality of the laws under which the Project will be constructed and the Special Assessments imposed upon the Property; the jurisdiction of the Council of the City acting thereunder; and the right to file a claim for damages as provided in Ohio Revised Code Section 727.18 and any similar provision of the resolutions or ordinances in effect within the City.

Section 6.2. Term of Agreement. This Agreement shall be and remain in full force and effect from the Closing Date until the payment in full of the entire aggregate amount of the Special Assessments shall have been made to the Investor, or such time as the Parties shall agree in writing to terminate this Agreement. Any attempted termination of this Agreement prior to the payment in full of the entire aggregate amount of the Special Assessments which is not in writing and signed by each of the Parties to this Agreement shall be null and void.

Section 6.3. Litigation Notice. Each Party shall give all other Parties prompt notice of any action, suit, or proceeding by or against the notifying Party, at law or in equity, or before any governmental instrumentality or agency, of which the notifying Party has notice and which, if adversely determined would impair materially the right or ability of the Parties to perform their obligations under this Agreement. The notifying Party’s prompt notice shall be accompanied by its written statement setting forth the details of the action, suit, or proceeding and any responsive actions with respect to the action, suit, or proceeding taken or proposed to be taken by the Party.

Section 6.4. Indemnification. The Lessee shall indemnify and hold harmless the ESID, the Investor, and the City (including any member, officer, director, or employee thereof) (collectively, the “Indemnified Parties”) against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against an Indemnified Party arising or resulting from (i) the levy and collection of the Special Assessments, (ii) Lessee’s financing, acquisition, construction, installation, operation, use or maintenance of the Project, (iii) any act, failure to act or misrepresentation solely by the Lessee in connection with, or in the performance of any obligation on the Lessee’s part to be performed under this Agreement or related to the Special Assessments resulting in material actual damages, or (iv) (a) a past, present or future violation or alleged violation of any environmental laws in connection with the Property by any person or other source, whether related or unrelated to the Lessee, (b) any presence of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law (“Materials of Environmental Concern”) in, on, within, above, under, near, affecting or emanating from the Property, (c) the failure to timely perform any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release (as defined below) or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of the Property of any Materials of Environmental Concern, including any action to comply with any applicable environmental laws or directives of any governmental authority with regard to any environmental laws, (d) any past, present or future activity by any person or other source, whether related or unrelated to the Lessee in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting the Property, (e) any past, present or future actual generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of the Property (a “Release”) (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting the Property by any person or other source, whether related or unrelated to the Lessee, (f) the imposition, recording or filing or the threatened imposition, recording or filing of any lien on the Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any environmental law, or (g) any misrepresentation or failure to perform any obligations related to environmental matters in any way pursuant to any documents related to the Special Assessments.

In the event any action or proceeding is brought against any Indemnified Party by reason of any such claim, such Indemnified Party will promptly give written notice thereof to the Lessee. The Lessee shall be entitled to participate at its own expense in the defense or, if it so elects, to assume at its own expense the defense of such claim, suit, action or proceeding, in which event such defense shall be conducted by counsel chosen by the Lessee; but if the Lessee shall elect not to assume such defense, it shall reimburse such Indemnified Party for the reasonable fees and expenses of any counsel retained by such Indemnified Party. If at any time the Indemnified Party becomes dissatisfied, in its reasonable discretion, with the selection of counsel by the Lessee, a new mutually agreeable counsel shall be retained at the expense of the Lessee. Each Indemnified Party agrees that the Lessee shall have the sole right to compromise, settle or conclude any claim, suit, action or proceeding against any of the Indemnified Parties. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ counsel in any such action at their own expense; and provided further that such Indemnified Party shall have the right to employ counsel in any such action and the fees and expenses of such counsel shall be at the expense of the Lessee, if: (i) the employment of counsel by such Indemnified Party has been authorized by the Lessee, (ii) there reasonably appears that there is a conflict of interest between the Lessee and the Indemnified Party in the conduct of the defense of such action (in which case the Lessee shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Lessee shall not in fact have employed counsel to assume the defense of such action. The Lessee shall also indemnify the Indemnified Parties from and against all costs and expenses, including reasonable attorneys’ fees, lawfully incurred in enforcing any obligations of the Lessee under this Agreement. The obligations of the Lessee under this Section shall survive the termination of this Agreement and shall be in addition to any other rights, including without limitation, rights to indemnity which any Indemnified Party may have at law, in equity, by contract or otherwise.

None of the Investor, the City, or the ESID shall have any liability to the Lessee or any other Person on account of (i) the Lessee engaging a contractor from the list of contractors submitted by the ESID or the Investor to the Lessee, (ii) the services performed by the contractor, or (iii) any neglect or failure on the part of the contractor to perform or properly perform its services.  None of the Investor, the City, or the ESID assumes any obligation to the Lessee or any other Person concerning contractors, the quality of construction of the Project or the absence of defects from the construction of the Project. The making of a Project Advance by the Investor shall not constitute the Investor’s approval or acceptance of the construction theretofore completed.  The Investor’s inspection and approval of the budget, the construction work, the improvements, or the workmanship and materials used in the improvements, shall impose no liability of any kind on the Investor, the sole obligation of the Investor as the result of such inspection and approval being to make the Project Advances if, and to the extent, required by this Agreement.  Any disbursement made by the Investor without the Investor having received each of the items to which it is entitled under this Agreement shall not constitute breach or modification of this Agreement, nor shall any written amendment to this Agreement be required as a result.

Section 6.5. Notices. All notices, certificates, requests or other communications under this Agreement shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. The Parties, by notice given under this Agreement to the others, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 6.6. Extent of Covenants; No Personal Liability. All covenants, obligations, and agreements of the ESID and the City contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No covenant, obligation, or agreement shall be deemed to be a covenant, obligation, or agreement of any present or future member, officer, agent, or employee of the ESID, the Board, the Lessee, the City, the City Council, or the Investor in other than his or her official capacity; and none of the members of the Board or the City Council, nor any official of the ESID, the Lessee, the City, or the Investor executing this Agreement shall be liable personally on this Agreement or be subject to any personal liability or accountability by reason of the covenants, obligations, or agreements of the ESID, the Lessee, the City, or the Investor contained in this Agreement.

Section 6.7. Binding Effect; Assignment; Estoppel Certificates. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Parties. Except as specifically provided below, this Agreement shall not be assigned by the any of the Parties except as may be necessary to enforce or secure payment of the Special Assessments.

Notwithstanding anything in this Agreement to the contrary, the Lessee and the Port freely may sell the Property and the Project and their respective interests therein or any portion of the Property and the Project and their respective interests therein from time to time. In addition, Lessee may assign this Agreement to an arms-length, good faith purchaser of Lessee’s interest in the Property but only after notice of such assignment is given to the Investor, and only upon (i) the execution and delivery to the City, the Investor, and the ESID of an “Assignment and Assumption of Energy Project Cooperative Agreement” in the form attached to, and incorporated into, this Agreement as Exhibit H; and (ii) the payment by Lessee of all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel. The Parties acknowledge and agree that the Assignment and Assumption of Energy Project Cooperative Agreement includes the assignment and assumption of the Lessee Consent. Following any assignment by the Lessee as described above, all obligations of the Lessee contained in this Agreement and the Lessee Consent shall be obligations of the assignee, and the assigning Lessee shall be released of its obligations to a corresponding extent.

Notwithstanding anything in this Agreement to the contrary, the Investor shall have the unrestricted right at any time or from time to time, and without the Lessee’s consent, to assign all or any portion of its rights and obligations under this Agreement, and may sell or assign any and all liens received directly or indirectly from the City to any Person (each, an “Investor Assignee”), and the Lessee agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection with this Agreement as the Investor shall deem necessary to effect the foregoing so long as such amendment does not materially adversely impact the Lessee’s rights and obligations under this Agreement or the Port’s rights under the Project Lease. Any Investor Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Investor under this Agreement (and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement) to the extent that such rights and obligations have been assigned by the Investor pursuant to the assignment documentation between the Investor and such Investor Assignee, and the Investor shall be released from its obligations under this Agreement and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement to a corresponding extent. If, at any time, the Investor assigns any of the rights and obligations of the Investor under this Agreement (and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement) to an Investor Assignee, the Investor shall (i) give prompt notice of such assignment to the other Parties and (ii) pay all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel.

In addition, the Investor shall have the unrestricted right at any time and from time to time, and without the consent of or notice of the Lessee, to grant to one or more Persons (each, a “Participant”) participating interests in Investor’s obligation to make Project Advances under this Agreement or to any or all of the loans held by Investor under this Agreement. In the event of any such grant by the Investor of a participating interest to a Participant, whether or not upon notice to the Lessee, the Investor shall remain responsible for the performance of its obligations under this Agreement, and the Lessee and the other Parties shall continue to deal solely and directly with the Investor in connection with the Investor’s rights and obligations under this Agreement. The Lessee agrees that the Investor may furnish any information concerning the Lessee in its possession from time to time to prospective Investor Assignees and Participants.

This Agreement may be enforced only by the Parties, their permitted assignees, and others, who may, by law, stand in their respective places.

Any Party shall at any time and from time to time, upon not less than 30 days’ prior written notice by the other party, execute, acknowledge and deliver to such party a statement in writing certifying that: (i) this Agreement is unmodified and in full force and effect (or, if there has been any modification of this Agreement, that the same is in full force and effect as modified and stating the modification or modifications); (ii) to the best of such Party’s actual knowledge (without any duty of inquiry) there are no continuing Events of Default (or, if there is a continuing Event of Default, stating the nature and extent of such Event of Default); (iii) that, to the best of such Party’s actual knowledge (without any duty of inquiry) there are no outstanding damages or liability arising from an Event of Default (or, if there is any outstanding damages or liability, stating the nature and extent of such damages or liability); (iv) if such certificate is being delivered by the Lessee, the dates to which the Special Assessments have been paid; and (v) if such certificate is being delivered by the Investor, the dates to which the Special Assessments have been paid to the Investor. It is expressly understood and agreed that any such certificate delivered pursuant to this Section 6.7 may be relied upon by any prospective assignee of the Lessee or any prospective Investor Assignee.

Section 6.8. Amendments and Supplements. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended, changed, modified, altered or terminated except by unanimous written agreement signed by each of the Parties materially affected by such proposed amendment, change, modification, alteration, or termination. For purposes of this Section, a materially affected Party is a Party with respect to which a material right or obligation under this Agreement is proposed to be amended, changed, modified, altered, or terminated. Any attempt to amend, change, modify, alter, or terminate this Agreement except by unanimous written agreement signed by all of the materially affected Parties or as otherwise provided in this Agreement shall be void.

Section 6.9. Execution Counterparts. This Agreement may be executed in counterpart and in any number of counterparts, each of which shall be regarded as an original and all of which together shall constitute but one and the same instrument.

Section 6.10. Severability. If any provision of this Agreement, or any covenant, obligation, or agreement contained in this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation, or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained in this Agreement. That invalidity or unenforceability shall not affect any valid and enforceable application of the provision, covenant, obligation, or agreement, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

Section 6.11. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

Section 6.12. Remedies Limited to the Improvements Parcel Comprising the Property. Pursuant to the terms and conditions of the Property Deed, each of the Parties hereby acknowledges and agrees that the Special Assessments are and shall be imposed only on the Improvements Parcel, shall constitute an obligation of and lien on the Improvements Parcel only and shall not constitute an obligation of or a lien on the Fee Parcel described in the Property Deed, and accordingly any and all obligations, rights, liens, interests and remedies hereunder or otherwise resulting from the imposition of the Special Assessments shall be limited to the Improvements Parcel and the owner or owners thereof, and the Fee Parcel and the owner thereof shall not be joined in any proceeding for the enforcement or foreclosure of any such obligations, rights, liens, interests or remedies.

[BALANCE OF PAGE INTENTIONALLY BLANK; SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed in their respective names, all as of the Closing Date.

Canton Regional Energy Special Improvement District, Inc., as the ESID

By:	/s/ Anne Graffice
Name:	Anne Graffice
Title:	Executive Vice President of Public Affairs

[Signature Page to Energy Project Cooperative Agreement]

HOF VILLAGE STADIUM, LLC, as the Lessee

By:	/s/ Michael Crawford
Michael Crawford, President and Chief Executive Officer

[Signature Page to Energy Project Cooperative Agreement]

SPH CANTON ST, LLC, as the Investor

By:	/s/ Jatin Desai
Name:	Jatin Desai
Title:	Authorized Person

[Signature Page to Energy Project Cooperative Agreement]

CITY OF CANTON, OHIO, as the City

By:	/s/ Thomas Bernabei
Name:	Thomas Bernabei
Title:	Mayor

[Signature Page to Energy Project Cooperative Agreement]

CITY FISCAL OFFICER CERTIFICATE

The undersigned, Fiscal Officer of the City of Canton, Ohio, hereby certifies that the moneys required to meet the obligations of the City during the year 2022 under the foregoing Energy Project Cooperative Agreement have been lawfully appropriated by the City Council of the City of Canton, Ohio for such purpose and are in the treasury of the City or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Ohio Revised Code Sections 5705.41 and 5705.44.

/s/ Richard Mallon
Fiscal Officer
City of Canton, Ohio

Dated: June 29, 2022

[City Fiscal Officer Certificate—Energy Project Cooperative Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following words have the following meanings:

“Agreement” means this Energy Project Cooperative Agreement, dated as of June 29, 2022, by and between the ESID, the Lessee, the Investor, and the City, as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

“Board” means the Board of Directors of the ESID.

“City” means the City of Canton, Ohio.

“City Council” means the Council of the City of Canton, Ohio.

“Closing Date” means the date set forth in the preamble of this Agreement.

“County” means the County of Stark, Ohio.

“County Auditor” means the Auditor of the County.

“County Prosecutor” means the Prosecuting Attorney of the County.

“County Treasurer” means the Treasurer of the County.

“Delinquency Amount” means any penalties or interest which may be due on or with respect to any installment of the Special Assessments and which are not paid or taxable to any party other than the Investor under law.

“Disbursement Request Form” means the form attached to this Agreement as Exhibit C, which form shall be submitted by the Lessee on or prior to the Closing Date in order to receive disbursements.

“ESID” means the Canton Regional Energy Special Improvement District, Inc., a nonprofit corporation and energy special improvement district organized under the laws of the State of Ohio.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Investor” means SPH Canton ST, LLC, a limited liability company duly organized and validly existing under the laws of the State of Georgia, together with any Investor Assignee.

“Lender” means any Person which has loaned money to the Lessee to pay or refinance the costs of acquiring, financing, refinancing, or improving the Property and which loan is secured by a mortgage interest in the Property, or any permitted successors or assigns of such Person.

“Lessee” means HOF Village Stadium, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware, and any permitted successors or assigns.

“Lessee Consent” means the Lessee Consent dated as of June 29, 2022 by the Lessee and recorded in the records of the Stark County Recorder with respect to the Property.

“Notice Address” means:

(a)	As to the City:	City of Canton
c/o Canton Law Director
218 Cleveland Ave SW, 7th floor
Canton, OH 44702

(b)	As to the ESID:	Canton Regional Energy
Special Improvement District
218 Cleveland Ave. SW, 8th Floor
Canton, OH 44702

	With a Copy To:	Colin Kalvas
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215

(c)	As to the Lessee	HOF Village Stadium LLC
2626 Fulton Drive, NW
Canton, OH 44718
Attention: Tara Charnes, General Counsel
Email: tara.charnes@hofvillage.com

	With a Copy To:	Walter | Haverfield LLP

1301 East Ninth Street, Suite 3500
Cleveland, OH 44114
Attention: Nick Catanzarite, Esq.

(d)	As to the Investor	SPH Canton ST, LLC
c/o Stonehill Strategic Capital, LLC
One Alliance Center
3500 Lenox Road, Suite 625
Atlanta, GA 30326
Attention: Kevin Cadin, Esq.

“Ordinance Levying Assessments” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.25 with respect to levying special assessments on real property within the ESID.

“Ordinance to Proceed” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.23 with respect to levying special assessments on real property within the ESID.

“PACE Counsel” means Bricker & Eckler LLP, an Ohio limited liability partnership or other counsel selected by Investor.

“Parties” means the ESID, the Lessee, the Investor, and the City.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability companies, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, political subdivisions, other legal entities, and natural persons.

“Plan” means the Canton Regional Energy Special Improvement District Project Plan adopted by the City of Canton, Ohio by its Resolution No. 112/2020, and any and all supplemental plans approved by the ESID and the City.

“Project” means the special energy improvement project described in the Supplemental Plan with respect to the Property, for which Special Assessments are to be levied by the City, all in accordance with the Supplemental Plan.

“Project Advance” means the amount of immediately available funds to be transferred, set over, or paid pursuant to Section 4.1 of this Agreement for the benefit of the Lessee and including amounts retained by Investor for payment of capitalized interest and administrative expenses.

“Property” or “Improvements Parcel” means Stark County Parcel Number 10015299T, as described in the Property Deed and described in and subject to the Plan, being the buildings, structures and other improvements now or hereafter located on the land described therein, together with those rights, privileges and easements appurtenant thereto and referenced in the Property Deed.

“Property Deed” means that certain Quitclaim Deed recorded on June 1, 2022 as Instrument Number 202206010023838 of Stark County Records, creating the Improvements Parcel and/or conveying the same to the Port Authority subject to the Project Lease.

“Repayment Schedule” means the schedule attached to, and incorporated into, this Agreement as Exhibit B, which schedule establishes the dates and amounts for the repayment of the Project Advance by the Special Assessments paid by the Lessee.

“Required Business Interruption Insurance Coverage” means at all times business interruption and rent loss insurance maintained with generally recognized, responsible insurance companies qualified to do business in the State in a commercially reasonable minimum amount, which insurance coverage shall name the Investor as lender loss payee.

“Required Flood Insurance Coverage” means, as applicable, (i) if the Property or any part of the Property is identified by the United States Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the lesser of: (a) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Project Advances if replacement cost coverage is not available for the type of building insured); or (b) such lesser amount as may be required by the Investor, and containing a loss deductible with respect not in excess of $10,000 per occurrence; and (ii) earthquake insurance in amounts and in form and substance satisfactory to the Investor in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to this section shall be on terms consistent with the Required Public Liability Insurance Coverage.

“Required Insurance Coverage” means, collectively, the Required Business Interruption Insurance Coverage, the Required Flood Insurance Coverage (if any), the Required Property Insurance Coverage and the Required Public Liability Insurance Coverage, each of which, in addition to the requirements described in their respective definitions, (i) must provide for 10 days’ notice to the Investor in the event of cancellation or nonrenewal and (ii) must name as an additional insured (mortgagee/loss payee) the Investor.

“Required Property Insurance Coverage” means at any time insurance coverage evidenced on Acord 27 and maintained with generally recognized, responsible insurance companies qualified to do business in the State in the amount of (i) the then full replacement value of the Project and Property, insuring the Project against loss or damage by fire, windstorm, tornado and hail and extended coverage risks on a comprehensive all risk/special form insurance policy and containing loss deductible provisions of not to exceed $100,000, which insurance coverage shall name the Investor as loss payee/mortgagee.

“Required Public Liability Insurance Coverage” means at any time commercial general accident and public liability insurance coverage evidenced on Acord 25 and maintained with generally recognized, responsible insurance companies qualified to do business in the State with coverage limits in the maximum amount of $2,000,000 per occurrence for death or bodily injury and property damage liability combined, with loss deductible provisions of not to exceed $100,000, which insurance coverage shall name the Investor as additional insureds.

“Resolution of Necessity” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.12 with respect to levying special assessments on real property within the ESID.

“Special Assessment Act” means, collectively, Ohio Revised Code Section 727.01 et seq., Ohio Revised Code Section 1710.01 et seq., Ohio Revised Code Section 323.01 et seq., Ohio Revised Code Section 319.01 et seq., Ohio Revised Code Section 5721.01 et seq., and related laws, Ordinance No. 148/2022 approving the Petition and Supplemental Plan and declaring the necessity of the Project, determining to proceed with the Project and levying the Special Assessments adopted on June 27, 2022, all with respect to levying special assessments on real property within the ESID.

“Special Assessments” means the special assessments levied pursuant to the Special Assessment Act by the City with respect to the Project, a schedule of which is attached to, and incorporated into, the Plan.

“State” means the State of Ohio.

EXHIBIT B

REPAYMENT SCHEDULE

C-Pace Installment Date	Payment Due to Lender	Beginning Balance	Total Payment	Interest Payment	Principal Payment	Capitalized interest	Ending Balance	ESID Program Admin Fee .5%	Total Semi Annual Pmt with ESID
7/1/2022						3,221,926.90
1/31/2024	7/1/2024	33,387,843.50	1,308,371.59	1,012,764.59	295,607.00		33,092,236.50	6,541.86	1,314,913.45
7/31/2024	1/1/2025	33,092,236.50	1,308,371.59	1,014,828.59	293,543.00		32,798,693.50	6,541.86	1,314,913.45
1/31/2025	7/1/2025	32,798,693.50	1,308,371.59	989,427.25	318,944.34		32,479,749.16	6,541.86	1,314,913.45
7/31/2025	1/1/2026	32,479,749.16	1,308,371.59	996,045.64	312,325.95		32,167,423.21	6,541.86	1,314,913.45
1/31/2026	7/1/2026	32,167,423.21	1,308,371.59	970,383.93	337,987.66		31,829,435.55	6,541.86	1,314,913.45
7/31/2026	1/1/2027	31,829,435.55	1,308,371.59	976,102.69	332,268.90		31,497,166.65	6,541.86	1,314,913.45
1/31/2027	7/1/2027	31,497,166.65	1,308,371.59	950,164.53	358,207.06		31,138,959.59	6,541.86	1,314,913.45
7/31/2027	1/1/2028	31,138,959.59	1,308,371.59	954,928.09	353,443.50		30,785,516.09	6,541.86	1,314,913.45
1/31/2028	7/1/2028	30,785,516.09	1,308,371.59	933,827.32	374,544.27		30,410,971.82	6,541.86	1,314,913.45
7/31/2028	1/1/2029	30,410,971.82	1,308,371.59	932,603.14	375,768.45		30,035,203.37	6,541.86	1,314,913.45
1/31/2029	7/1/2029	30,035,203.37	1,308,371.59	906,061.97	402,309.62		29,632,893.75	6,541.86	1,314,913.45
7/31/2029	1/1/2030	29,632,893.75	1,308,371.59	908,742.07	399,629.52		29,233,264.23	6,541.86	1,314,913.45
1/31/2030	7/1/2030	29,233,264.23	1,308,371.59	881,870.14	426,501.45		28,806,762.78	6,541.86	1,314,913.45
7/31/2030	1/1/2031	28,806,762.78	1,308,371.59	883,407.39	424,964.20		28,381,798.58	6,541.86	1,314,913.45
1/31/2031	7/1/2031	28,381,798.58	1,308,371.59	856,184.26	452,187.33		27,929,611.25	6,541.86	1,314,913.45
7/31/2031	1/1/2032	27,929,611.25	1,308,371.59	856,508.08	451,863.51		27,477,747.74	6,541.86	1,314,913.45
1/31/2032	7/1/2032	27,477,747.74	1,308,371.59	833,491.68	474,879.91		27,002,867.83	6,541.86	1,314,913.45
7/31/2032	1/1/2033	27,002,867.83	1,308,371.59	828,087.95	480,283.64		26,522,584.19	6,541.86	1,314,913.45
1/31/2033	7/1/2033	26,522,584.19	1,308,371.59	800,097.96	508,273.63		26,014,310.55	6,541.86	1,314,913.45
7/31/2033	1/1/2034	26,014,310.55	1,308,371.59	797,772.19	510,599.40		25,503,711.15	6,541.86	1,314,913.45
1/31/2034	7/1/2034	25,503,711.15	1,308,371.59	769,361.95	539,009.64		24,964,701.51	6,541.86	1,314,913.45
7/31/2034	1/1/2035	24,964,701.51	1,308,371.59	765,584.18	542,787.41		24,421,914.10	6,541.86	1,314,913.45
1/31/2035	7/1/2035	24,421,914.10	1,308,371.59	736,727.74	571,643.85		23,850,270.25	6,541.86	1,314,913.45
7/31/2035	1/1/2036	23,850,270.25	1,308,371.59	731,408.29	576,963.30		23,273,306.95	6,541.86	1,314,913.45
1/31/2036	7/1/2036	23,273,306.95	1,308,371.59	705,956.98	602,414.61		22,670,892.34	6,541.86	1,314,913.45
7/31/2036	1/1/2037	22,670,892.34	1,308,371.59	695,240.70	613,130.89		22,057,761.45	6,541.86	1,314,913.45
1/31/2037	7/1/2037	22,057,761.45	1,308,371.59	665,409.14	642,962.45		21,414,799.00	6,541.86	1,314,913.45
7/31/2037	1/1/2038	21,414,799.00	1,308,371.59	656,720.50	651,651.09		20,763,147.91	6,541.86	1,314,913.45
1/31/2038	7/1/2038	20,763,147.91	1,308,371.59	626,354.96	682,016.63		20,081,131.28	6,541.86	1,314,913.45
7/31/2038	1/1/2039	20,081,131.28	1,308,371.59	615,821.36	692,550.23		19,388,581.05	6,541.86	1,314,913.45
1/31/2039	7/1/2039	19,388,581.05	1,308,371.59	584,888.86	723,482.73		18,665,098.32	6,541.86	1,314,913.45
7/31/2039	1/1/2040	18,665,098.32	1,308,371.59	572,396.35	735,975.24		17,929,123.08	6,541.86	1,314,913.45
1/31/2040	7/1/2040	17,929,123.08	1,308,371.59	543,850.07	764,521.52		17,164,601.56	6,541.86	1,314,913.45
7/31/2040	1/1/2041	17,164,601.56	1,308,371.59	526,381.11	781,990.48		16,382,611.08	6,541.86	1,314,913.45
1/31/2041	7/1/2041	16,382,611.08	1,308,371.59	494,208.77	814,162.82		15,568,448.26	6,541.86	1,314,913.45
7/31/2041	1/1/2042	15,568,448.26	1,308,371.59	477,432.41	830,939.18		14,737,509.08	6,541.86	1,314,913.45
1/31/2042	7/1/2042	14,737,509.08	1,308,371.59	444,581.52	863,790.07		13,873,719.01	6,541.86	1,314,913.45
7/31/2042	1/1/2043	13,873,719.01	1,308,371.59	425,460.72	882,910.87		12,990,808.14	6,541.86	1,314,913.45
1/31/2043	7/1/2043	12,990,808.14	1,308,371.59	391,889.38	916,482.21		12,074,325.93	6,541.86	1,314,913.45
7/31/2043	1/1/2044	12,074,325.93	1,308,371.59	370,279.33	938,092.26		11,136,233.67	6,541.86	1,314,913.45
1/31/2044	7/1/2044	11,136,233.67	1,308,371.59	337,799.09	970,572.50		10,165,661.17	6,541.86	1,314,913.45
7/31/2044	1/1/2045	10,165,661.17	1,308,371.59	311,746.94	996,624.65		9,169,036.52	6,541.86	1,314,913.45
1/31/2045	7/1/2045	9,169,036.52	1,308,371.59	276,599.27	1,031,772.32		8,137,264.20	6,541.86	1,314,913.45
7/31/2045	1/1/2046	8,137,264.20	1,308,371.59	249,542.77	1,058,828.82		7,078,435.38	6,541.86	1,314,913.45
1/31/2046	7/1/2046	7,078,435.38	1,308,371.59	213,532.80	1,094,838.79		5,983,596.59	6,541.86	1,314,913.45
7/31/2046	1/1/2047	5,983,596.59	1,308,371.59	183,496.96	1,124,874.63		4,858,721.96	6,541.86	1,314,913.45
1/31/2047	7/1/2047	4,858,721.96	1,308,371.59	146,571.45	1,161,800.14		3,696,921.82	6,541.86	1,314,913.45
7/31/2047	1/1/2048	3,696,921.82	1,308,371.59	113,372.27	1,194,999.32		2,501,922.50	6,541.86	1,314,913.45
1/31/2048	7/1/2048	2,501,922.50	1,308,371.59	75,891.65	1,232,479.94		1,269,442.56	6,541.86	1,314,913.45
7/31/2048	1/1/2049	1,269,442.56	1,308,371.59	38,929.57	1,269,442.02		0.54	6,541.86	1,314,913.45

B-1

EXHIBIT C

DISBURSEMENT REQUEST FORM

[See Attached]

Request No.	Date:

Amount Requested $_________________

To: SPH Canton ST, LLC

Under Section 4.2 of the Energy Project Cooperative Agreement dated as of _______, 2022 (the “PACE Agreement”) by and between, among others, HOF VILLAGE STADIUM, LLC, a Delaware limited liability company (“Property Lessee”), and SPH CANTON ST, LLC, a Ohio limited liability company, the undersigned hereby requests the disbursement of construction funds from the Investor in accordance with this request, and hereby certifies as follows:

1. All capitalized terms in this request, unless otherwise defined herein, have the meanings specified in the PACE Agreement.

2. The amounts requested either have been paid by the Property Lessee, or are justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names are stated on Attachment I hereto and whose invoices are attached hereto) in accordance with the invoice(s) attached hereto who have performed necessary and appropriate work or furnished necessary and appropriate materials, equipment or furnishings in the acquisition, construction and installation of the PACE Improvements and pursuant to the PACE Scope of Work (as those terms are defined in the PACE Agreement).

3. Releases (conditioned only upon receipt of payment) executed by all Lenders receiving payment directly from the draw request are attached hereto.

4. Each disbursement to the Lenders listed hereunder shall constitute a representation and warranty by the Property Lessee, as of the date that such disbursement is made, that the conditions contained in the PACE Agreement and any other requirements of the PACE Agreement have been satisfied.

5. The project has been completed.

By:___________________________

Printed Name:__________________

Title: _________________________

ATTACHMENT I

TO APPLICATION FOR PAYMENT

SCHEDULE OF PAYMENTS REQUESTED

(Payments to be made in accordance with instructions on invoice attached hereto)

Payee Name	Description	Amount Requested	Payment Directions

C-1

EXHIBIT D

FORM OF COMPLETION CERTIFICATE

HOF Village Stadium, LLC (the Lessee) hereby certifies that the Project, as such term is defined in the Energy Project Cooperative Agreement entered into by and between the Lessee, the Canton Regional Energy Special Improvement District, Inc., the City of Canton, Ohio and SPH Canton ST, LLC (the Investor) dated as of [___], 2022 (the Agreement) has been completed at the Property in strict compliance with the requirements of the Agreement.

Note: Capitalized terms used but not defined in this Completion Certificate have the meaning assigned to them in the Agreement to which a form of this Completion Certificate is attached and of which it forms a part.

THE LESSEE HEREBY CERTIFIES:

(a) That the acquisition, construction, equipping, installation, and improvement of the Project has been substantially completed in accordance with the construction contract, and the Lessee has no unresolved complaints regarding the work;

(b) The Project has been completed in all material respects in accordance with the plans and specifications, permits, and budget for the Project approved by the Investor;

(c) Lessee has complied, and will continue to comply with all applicable statutes, regulations, and resolutions or ordinances in connection with the Property and the construction of the Project;

(d) the Lessee holds a leasehold interest in the Property;

(e) the general contractor for the Project has not offered the Lessee any payment, refund, or any commission in return for completing Project; and

(f) all funds provided to the Lessee by the Investor for the Project have been used in accordance with the Agreement.

[Balance of Page Intentionally Left Blank]

D-1

NOTICE: DO NOT SIGN THIS COMPLETION CERTIFICATE UNLESS YOU AGREE TO EACH OF THE ABOVE STATEMENTS.

HOF Village Stadium, LLC, as the Lessee

By:
Name:
Title:

D-2

EXHIBIT E

CLOSING COSTS DETAIL

Pursuant to Section 4.2 of the foregoing Energy Project Cooperative Agreement, the Investor, on the Closing Date, shall disburse to the ESID and to the respective payees set forth below, the following closing costs:

Canton ESID	$83,469.61
Origination Fee	333,878.44
PACE Legal Fee	177,394.37
3rd Party Expenses	5,445.00
Total	$600,187.42

E-1

EXHIBIT F

CONSENT OF LENDERS

[See Attached]

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION OF ENERGY PROJECT COOPERATIVE AGREEMENT

ASSIGNMENT AND ASSUMPTION

OF

ENERGY PROJECT COOPERATIVE AGREEMENT

_______________________ (“Assignor”), in consideration of the sum of $___________ in hand paid and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Assignor’s execution of this Assignment and Assumption of Energy Project Cooperative Agreement (“Assignment”), assigns, transfers, sets over, and conveys to _______________________ (“Assignee”) all of Assignor’s right, title, and interest in and to that certain Energy Project Cooperative Agreement dated as of June 29, 2022 between the Canton Regional Energy Special Improvement District, Inc. (the “ESID”), Assignor, SPH Canton ST, LLC, and the City of Canton, Ohio (the “Energy Project Cooperative Agreement”).

By executing this Assignment, Assignee accepts the assignment of, and assumes all of Assignor’s duties and obligations under, the Energy Project Cooperative Agreement. Assignee further represents and warrants that it has taken title to the Assignor’s interest in the “Property,” as that term is defined in the Energy Project Cooperative Agreement and to the “Lessee Consent” dated as of [___], 2022 by HOF Village Stadium, LLC and recorded in the records of the Stark County Recorder with respect to the Property. By executing this Assignment, Assignee accepts the assignment of, and assumes all of Assignor’s duties and obligations under and the Lessee Consent.

Assignor and Assignee acknowledge and agree that executed copies of this Assignment shall be delivered to the City, the Investor, and the ESID, as each of those terms are defined in the Energy Project Cooperative Agreement, all in accordance with Sections 3.4(a) and 6.7 of the Energy Project Cooperative Agreement

In witness of their intent to be bound by this Assignment, each of Assignor and Assignee have executed this Assignment this _____________ day of _______________, _____, which Assignment is effective this date. This Assignment may be executed in any number of counterparts, which when taken together shall be deemed one agreement.

[Signature Pages Follow]

G-1

ASSIGNOR:

[______________________________]

By:
Name:
Title:

H-2

ASSIGNEE:

[______________________________]

By:
Name:
Title:

H-3

EXHIBIT I

INVESTOR ACCOUNT AND PAYMENT INFORMATION

[To Be Provided Separately in the Following Format]

Bank Name: [BANK NAME]

[BANK ADDRESS]

ABA: [NUMBER]

Beneficiary Name

[Address]

[Address]

Beneficiary Account: [NUMBER]

Reference: [NUMBER]

Contact: [Information]

If sending by check, please make checks payable to: [NAME/REFERENCE] and mail to:

[BANK NAME]

[ADDRESS]

[ADDRESS]

Attention: [NAME]

I-1